EXHIBIT 12


                                                   Three months ended March 31,
                                                      1999             1998
                                                  ------------     ------------

Net loss                                          $ (8,416,571)    $ (9,674,898)
Interest expense                                       482,056           19,931
Amortization of debt costs                             210,043          263,720
Income tax                                                  --               --
                                                  ------------     ------------

Loss before fixed charges                           (7,724,472)      (9,391,247)

Fixed charges                                          692,099          283,651

Ratio of net loss before fixed charges to
  fixed charges                                          (11.2)           (33.1)

Deficiency of earnings to cover fixed
  charges                                         $ (8,416,571)    $ (9,674,898)